EXHIBIT 99.1

Spectrum Pharmaceuticals, Inc.

Financial Statements

For the Two-Month and Eleven-Month Period Ended November 30, 2002

Statement Regarding Financial Information

The condensed consolidated financial statements of Spectrum Pharmaceuticals, Inc. (the “Company”) included herein have been prepared by management, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States has been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The Company recommends that you read the consolidated financial statements included herein in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission.

SPECTRUM PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

	November 30, 2002	Pro-Forma Adjustments	Adjusted
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,226,804	$856,605	$2,083,409
Marketable securities and short-term investments	65,698		65,698
Other receivables	495,912		495,912
Prepaid expenses and refundable deposits	187,854		187,854

Total current assets	1,976,268		2,832,873
Property and Equipment, at cost:
Equipment	4,608,607		4,608,607
Leasehold improvements	1,842,519		1,842,519
Accumulated depreciation and amortization	(3,207,566)		(3,207,566)

Property and equipment, net	3,243,560		3,243,560
Other Assets — refundable deposits	109,080		109,080

Total assets	$5,328,908		$6,185,513

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable and accrued expenses	$1,988,879		$1,988,879
Accrued payroll and related taxes	285,961		285,961
Current portion of capitalized lease obligations	301,545		301,545

Total current liabilities	2,576,385		2,576,385
Capital lease obligations, net of current portion	164,659		164,659
Deferred revenue and other non-current liabilities	331,885		331,885
Commitments and Contingencies (note 9)

Stockholders’ Equity:
Preferred stock, par value $0.001 per share, 5,000,000 shares authorized: None issued or outstanding at November 30, 2002	—		—
Common stock, par value $0.001 per share, 50,000,000 shares authorized: Issued and outstanding, 2,291,019 shares at November 30, 2002	2,291	435	2,726
Additional paid in capital	143,168,902	856,170	144,025,072
Deferred compensation	(55,730)		(55,730)
Notes receivable from directors and officers	(225,000)		(225,000)
Accumulated other comprehensive income	4,622		4,622
Accumulated deficit	(140,639,106)		(140,639,106)

Total stockholders’ equity	2,255,979		3,112,584

Total liabilities and stockholders’ equity	$5,328,908		$6,185,513

The accompanying notes are an integral part of these
condensed consolidated balance sheets.

SPECTRUM PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations (unaudited)

	Two-Months Ended November 30, 2002	Eleven-Months Ended November 30, 2002
Revenues	$5,556	$2,224,863
Operating expenses:
Research and development	1,039,323	12,477,233
General and administrative	237,314	3,586,326
Restructuring expenses	—	1,381,088

Total operating expenses	1,276,637	17,444,647

Loss from operations	(1,271,081)	(15,219,784)
Other income, net	(91,510)	58,501

Net loss	$(1,362,591)	$(15,161,283)

Basic and diluted net loss per share	$(0.80)	$(11.52)

Basic and diluted weighted average common shares outstanding	1,706,221	1,316,084

The accompanying notes are an integral part of these
condensed consolidated statements.

SPECTRUM PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Cash Flows (unaudited)

Eleven-Months Ended November 30, 2002
Cash Flows From Operating Activities:
Net loss	$(15,161,283)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	882,480
Impairment on investment in marketable security	50,904
Amortization of employee stock option compensation	379,929
Issuance of common stock for services	1,019,992
Offset of retirement benefit obligations to an officer against a note receivable from the officer	390,649
Changes in operating assets and liabilities:
(Increase) decrease in other receivables, prepaid expenses and refundable deposits	176,470
(Decrease) increase in accounts payable and accrued expenses	(2,197,206)
Increase (decrease) in accrued payroll and related taxes	49,738
(Decrease) increase in other non-current liabilities	(29,946)
(Repayment of) proceeds from notes payable to related parties, net	(135,574)
Increase in employee expense reimbursement and accrued interest to related parties	—

Net cash used in operating activities	(14,573,847)

Cash Flows From Investing Activities:
Redemption (purchases) of marketable securities and short-term investments, net	6,208,343
Purchases of property and equipment	(102,421)
Increase (decrease) in other assets	10,084
Proceeds from sale of equipment	665,243

Net cash provided by (used in) investing activities	6,781,248

Cash Flows From Financing Activities:
Proceeds from issuance of common stock and warrants, net of related offering costs and expenses	9,065,125
Payments made on capital lease obligations	(651,935)
Repurchase of common stock and warrants	(143,000)

Net cash provided by financing activities	8,270,190

Net (decrease) increase in cash and cash equivalents	477,591
Cash and cash equivalents, beginning of period	749,213

Cash and cash equivalents, end of period	$1,226,804

Schedule of Non-Cash Investing and Financing Activities:
Unrealized loss (gain) on marketable securities	$82,443

Forfeiture of stock options in consolidated Subsidiary	$1,422,259

Expiration of stock options granted to employees and non-employees below fair market value	$444,595

Issuance of warrants in connection with equity and debt financings	$338,731

The accompanying notes are an integral part of these
condensed consolidated statements.

SPECTRUM PHARMACEUTICALS, INC.

Notes to Condensed Consolidated Financial Statements

November 30, 2002
(Unaudited)

1. Organization and Business and Basis of Presentation, Liquidity and Going Concern

These financial statements have been filed in this Form 8-K to satisfy a requirement of Nasdaq for continued listing on the Nasdaq SmallCap Market. The results for the two-month and eleven-month periods ended November 30, 2002 are not necessarily indicative of the results that may be expected for the quarter and year ended December 31, 2002. In addition, comparable prior year results have not been reported and are not available.

Organization and Business

Organization

Spectrum Pharmaceuticals, Inc., was incorporated in Colorado as Americus Funding Corporation (or AFC) in December 1987. In August 1996, AFC changed its name to NeoTherapeutics, Inc. and in June 1997, the Company was reincorporated in the state of Delaware. In December 2002, NeoTherapeutics, Inc. changed its name to Spectrum Pharmaceuticals, Inc. Spectrum had five subsidiaries at November 30, 2002: NeoOncoRx, Inc., 90.48% owned by Spectrum and incorporated in California in November 2000; NeoTherapeutics GmbH, wholly owned by Spectrum and incorporated in Switzerland in April 1997; NeoGene Technologies, Inc., 88.4% owned by Spectrum and incorporated in California in October 1999; NeoTravel, Inc., wholly owned by Spectrum and incorporated in California in April 2001 and dissolved in December 2002; and NeoJB LLC, organized in California in April 2002 and owned 80% owned by Spectrum. Advanced ImmunoTherapeutics, Inc., a previously wholly owned subsidiary of Spectrum, was merged into Spectrum in 2001. Unless the context otherwise requires, all references to the “Company”, “we”, “our”, “us” and “Spectrum” refer to all of the companies above as a consolidated entity.

Business

We were a development stage pharmaceutical company through the second quarter ended June 30, 2002. Beginning in the third quarter ended September 30, 2002, we were no longer a development stage enterprise in that we have commenced our planned principal operations of (1) in-licensing of oncology drug candidates and the further development of and strategic alliances for these drug candidates and (2) the discovery of neurology drugs and out-licensing these drug candidates to strategic partners and have generated revenue from these operations.

Our functional genomics business is engaged in discovering gene functions and validating novel molecular targets for innovative drug development. On July 19, 2002, we adopted a formal plan to discontinue the operations of our functional genomics business. However, as part of a change in management and reassessment of the Company’s strategy in August 2002, we altered our plans to discontinue the operations and changed the focus of the business to out-licensing the genomics technology and the administration of two Pfizer collaboration agreements. We have eliminated all further functional genomics research operations and the associated research funding commitments to the University of California, Irvine.

We conduct our pharmaceutical activities as Spectrum and NeoOncoRx, and our functional genomics activities as NeoGene Technologies.

Basis of Presentation, Liquidity and Going Concern

Basis of Presentation

Our independent auditors issued a report on our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, that included an explanatory paragraph regarding our ability to continue as a going concern. We have prepared the accompanying unaudited condensed consolidated financial statements under the assumption that we are a going concern. Accordingly, they do not include adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that would be required if we were not able to continue as a going concern. Additionally, the accompanying unaudited condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and consolidation and elimination entries) considered necessary for a fair presentation have been included. Operating results for the two-month and eleven-month periods ended November 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2001.

Certain amounts have been reclassified to conform to the current period presentation. All share and per share information has been restated to reflect for the 25-for-1 reverse split of our outstanding common stock approved by our stockholders on September 5, 2002 and completed on September 6, 2002.

Liquidity and Going Concern

On August 20, 2002, we announced a shift in our strategic focus from discovery and development of neurology drugs to the in-licensing of oncology drug candidates and the further development of and strategic alliances for these drug candidates and the discovery of neurology drugs and out-licensing these drug candidates to strategic partners. As a result of these changes and the completion of a large Alzheimer’s disease clinical trial, our expense burn rate fell from approximately $7 million per quarter to approximately $5 million during the three-month period ended June 30, 2002, to approximately $3 million (excluding the restructuring charge and the GPC Biotech license fee revenue) during the three-month period ended September 30, 2002, and we expect it to continue to fall to approximately $1.5 million, or lower, per quarter beginning in the fourth quarter of 2002 (exclusive of drug product and formulation costs, losses on sale of assets and impairment charges on property, plant and equipment). The recent and the prospective reduction in the burn rate is principally due to reductions in clinical, research and administrative personnel representing an approximate 78% reduction in personnel since December 2001, the termination of a facility lease for office space used to administer the Alzheimer’s disease clinical trial, the reduction of expenses for the manufacturing of Neotrofin supplies, a reduction in our research and fellowship grant commitments, and the elimination of the research operations of our functional genomics business.

During the two-month period ended November 30, 2002, we sold 319,000 shares of our common stock for net cash proceeds of approximately $611,000, issued warrants to purchase 73,370 shares of our common stock at an exercise price of $3.00 per share and issued 356,926 shares of common stock and warrants to purchase 161,460 shares of common stock at an exercise price of $0.25 per share to pay $872,000 of trade payables.

On September 5, 2002, our stockholders approved an amendment to our certificate of incorporation to effect a 25-for-1 reverse split of our outstanding common stock at a Special Meeting of stockholders.

As of the filing of this report on Form 8-K, approximately 3.4 million shares of our 50 million shares of authorized common stock are outstanding or subject to warrants or reserved under stock option plans.

On September 30, 2002, we entered into a co-development and license agreement with GPC Biotech AG for the development and commercialization of our lead drug candidate, satraplatin. Under the co-development and licensing agreement, Spectrum may receive up to $22 million in license fees and milestone payments. The license fee consists of a total of $4 million; $2 million upon signing (which was received in October of 2002) and $1 million in cash and a $1 million equity investment within 30 days after the first dosing of a patient in a registrational study. The remaining payments totaling up to $18 million are due upon achieving agreed upon milestones. However, there can be no assurance that any milestone will be achieved. Furthermore, GPC Biotech has agreed to fully fund development and commercialization expenses for satraplatin. Upon commercial sale of satraplatin, if any, Spectrum will be entitled to receive royalty payments based upon net sales.

At November 30, 2002, our cash and investment balance was approximately $1.3 million. Given these balances, additional capital raised during December 2002, and the collection of current accounts receivable, we will not be able to continue as a going concern after June 2003 unless we succeed in raising additional funds through public or private financings, including equity financings, collect the second licensing payment from GPC Biotech for initiating dosing of the first patient in a study of satraplatin, merge with another company that has sufficient resources for us to continue our planned operations, or successfully out-license some or all of our technology. We may not be successful in raising additional funds, selling the company, or out-licensing our technology, or we may not be able to do so on terms that are favorable to us. We do not know whether we will be able to secure sufficient new funds to continue our businesses. If we are not able to obtain sufficient funding within the time frame estimated by us, we will have to take other actions that we otherwise would not take, such as selling some or all of our intellectual property rights or further restructuring our operations, or a combination of these activities, including the possibility of a restructuring or liquidation provided for by one of the sections of the United States Bankruptcy Code.

Our common stock was transferred from the Nasdaq National Market to the Nasdaq SmallCap Market where it began trading on October 16, 2002. To remain listed on this market, we must meet Nasdaq’s continued listing requirements. Among other requirements, Nasdaq rules require that a SmallCap Market company maintain a minimum stockholders equity of $2.5 million or a minimum market value of listed securities of $35 million or a net income from continuing operations (in latest fiscal year or 2 of the last 3 fiscal years) of at least $500,000. There is no assurance that we will be able to maintain compliance with this standard or maintain compliance with any of the other continued listing requirements. If we fail to do so, our common stock could be delisted from the Nasdaq SmallCap Market.

As shown in the accompanying condensed consolidated financial statements, we continue to incur significant losses and negative cash flow from operations. During the eleven-month period ended November 30, 2002, we incurred a loss of approximately $15.2 million. During the two-month period ended November 30, 2002, we incurred a loss of approximately $1.4 million or $900,000, excluding drug product and formulation charges and losses on the sale of equipment.

2. Pro-Forma Adjustments

The accompanying balance sheet reflects two pro-forma adjustments to effect for two financing transactions that were completed subsequent to November 30, 2002 but are included to illustrate the Company’s compliance with the stockholders’ equity requirement for continued listing on the Nasdaq SmallCap Market.

The first pro-forma adjustment reflects the completion of the sale of 150,000 shares of our common stock under our shelf registration statement at a negotiated purchase price of $2.00 per share for gross cash proceeds of approximately $300,000 on December 2, 2002. The investors also received warrants to purchase up to 34,500 shares of our common stock at an exercise price of $3.00 per share. The fair value of the warrants were estimated to be $59,000 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 137.5%; risk free interest rate of 5.0%; and an expected life of five years. There was no material offering costs associated with the completion of this offering.

The second pro-forma adjustment reflects the completion of the sale of 285,000 shares of our common stock under our shelf registration statement at a negotiated purchase price of $2.10 per share for gross cash proceeds of approximately $557,000 on December 13, 2002. The investors also received warrants to purchase up to 65,550 shares of our common stock at an exercise price of $3.10 per share. The fair value of the warrants were estimated to be $118,000 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 138.0%; risk free interest rate of 5.0%; and an expected life of five years. Offering costs including cash commissions paid to a placement agent of this transaction were approximately $42,000.

3. New Accounting Standards

In October 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). This statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (SFAS 121), and amends Accounting Principles Board Statement No. 30, “Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (APB 30). SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. SFAS 144 retains the fundamental provisions of SFAS 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. This statement also retains APB 30’s requirement that companies report discontinued operations separately from continuing operations. All provisions of SFAS 144 were effective for us on January 1, 2002. The adoption of SFAS 144 did not have an impact on our consolidated financial position or results of operations.

The FASB has issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Correction, which establishes a requirement to classify gains and losses on extinguishment of debt as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS 4. Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. SFAS 145 also amends SFAS 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor or guarantor. We do not anticipate the adoption of SFAS 145 to have a material impact on our financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). This statement supercedes Emerging Issues Task Force (EITF) Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability is recognized at the date an entity commits to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The provisions of SFAS 146 will be effective for any exit and disposal activities initiated after December 31, 2002.

4. Joint Venture

On April 17, 2002, we formed a joint venture with J.B. Chemicals & Pharmaceuticals, Ltd. of Mumbai, India (“JBCPL”) and created a new entity, NeoJB, LLC, a Delaware limited liability company (“NeoJB”). Spectrum owns 80% of NeoJB and a JBCPL subsidiary owns 20% of NeoJB. NeoJB’s business operations include seeking U.S. regulatory approval on JBCPL pharmaceutical products and to subsequently market these products in the U.S. and possibly other countries. We will initially fund 100% of NeoJB’s operating expenses. In conjunction with the formation of NeoJB, we granted a five-year warrant to JBCPL to purchase up to 4,000 shares of our common stock at an exercise price of $11.25 per share, equal to the market price of our common stock on the date of grant. The fair value of the warrant was estimated to be $38,000 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 119.8%; risk free interest rate of 5.0%; and an expected life of five years.

5. Marketable Securities

As of November 30, 2002, we had one investment of approximately $61,000 in WorldCom, Inc. corporate bonds that matures on May 15, 2003. The fair market value of these corporate bonds at November 30, 2002 was approximately $15,000, based on a market quotation. In July 2002, WorldCom Inc. and its subsidiaries filed a voluntary jointly administered petition under the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. We believe that it is probable that we will be unable to collect all amounts due to us according to the contractual terms of the corporate bonds, therefore, we consider the impairment as other than temporary and recorded a loss for approximately $51,000 in other expense during the three-month period ended June 30, 2002.

6. Deferred Revenue

As of November 30, 2002, we had deferred revenue of $147,000, included in other non-current liabilities in our balance sheet.

During 2001, we received initial payments totaling $300,000 under two licensing agreements that we have between our functional genomics business segment and Pfizer Inc. We are obligated to pay to the University of California, Irvine (“UCI”), 25% of all payments received from Pfizer under our agreement with UCI. On May 10, 2002, we received the first milestone payment of $250,000 from Pfizer Inc. under our technology out-license agreement dated March 15, 2001 with Pfizer. This milestone payment became due at the time Pfizer formally approved the funding and implementation of a research program with respect to a pharmaceutical lead based on the technology that we licensed to Pfizer. Under these agreements, we entered into strategic alliances with Pfizer for investigating potential drug targets. We may receive additional payments from Pfizer if they achieve certain milestones as defined in the agreements. In accordance with our revenue recognition policy these initial payments, less amounts owed to UCI, will be recognized as revenue over a three-year period from the date of inception of the respective agreement, whereas substantive milestone payments will be recognized as revenue, less amounts owed to

UCI, upon receipt. We recognized licensing revenue related to this agreement of $224,863 during the eleven-month period ended November 30, 2002. The two Pfizer agreements will remain in effect, if we are successful in our negotiations with UCI to extend the rights to the receptors underlying the two Pfizer agreements, following the reduction of operations at our NeoGene subsidiary.

7. Co-Development and License Agreement with GPC Biotech AG

On September 30, 2002, we entered into a co-development and license agreement with GPC Biotech AG for the development and commercialization of our lead drug candidate, satraplatin. Under the co-development and licensing agreement, Spectrum may receive up to $22 million in license fees and milestone payments. The license fee consists of a total of $4 million; $2 million upon signing (which was received in October of 2002) and $1 million in cash and a $1 million equity investment within 30 days after the first dosing of a patient in a registrational study. The remaining payments totaling up to $18 million are due upon achieving agreed upon milestones. However, there can be no assurance that any milestone will be achieved. Furthermore, GPC Biotech has agreed to fully fund development and commercialization expenses for satraplatin. Upon commercial sale of satraplatin, if any, Spectrum will be entitled to receive royalty payments based upon net sales. In accordance with our revenue recognition policy this initial payment was recognized as revenue as the Company has satisfied its commitments under the license agreement.

8. Restructuring Expenses

During the eleven-month period ended November 30, 2002, we shifted our strategic focus from discovery and development of neurology drugs to the in-licensing of oncology drug candidates and the further development of and strategic alliances for these drug candidates and the discovery of neurology drugs and out-licensing these drug candidates to strategic partners. As a result of this change in focus, we terminated all research efforts related to Neotrofin and functional genomics as well as reduced the level of research activity related to neurology. As part of the restructuring, 21 employees were terminated resulting in severance related expenses of $59,000, two senior executives retired and entered into retirement agreements with an associated expense of $704,000, the Company exchanged assets for certain payables to the University of California, Irvine which resulted in a net loss of $312,000 and the Company incurred restructuring related administrative and legal expenses of $306,000 during the quarter. As of September 30, 2002, we had completed substantially all of the activities related to the restructuring except for a review of possible impairment related to the Company’s property, plant and equipment. We expect that this review will be completed by December 31, 2002.

Effective August 16, 2002, Dr. Alvin J. Glasky retired from his positions as Chairman of our Board of Directors, Chief Executive Officer and Chief Science Officer. In connection with his retirement, we have entered into an agreement with Dr. Glasky which provides for the payment of approximately $113,000 in severance benefits through December 31, 2002, accrued vacation benefits and deferred salary of approximately $54,000, and an additional payment of approximately $106,000, representing the repayment of certain loans from Dr. Glasky to us, net of other offsets. In addition, in lieu of the payment of additional contractually obligated severance benefits, the Company relieved Dr. Glasky of his obligation to repay a loan in the amount of $390,000. As of November 30, 2002, $25,000 of unpaid severance benefits due to Dr. Glasky are reflected as accrued payroll and related taxes in the accompanying balance sheet as of November 30, 2002.

Effective August 21, 2002, Samuel Gulko retired from his positions as Senior Vice President Finance, Chief Financial Officer, Secretary, Treasurer and a Director. In connection with his retirement, we have entered into an agreement with Mr. Gulko, which provides for the payment of approximately $200,000 in severance benefits and accrued vacation benefits and deferred salary of approximately $34,000. In connection with his retirement, Mr. Gulko repaid a loan from the Company in amount of $75,000.

9. Commitments and Contingencies

Research and Fellowship Grants

We periodically make non-binding commitments to various universities and not-for-profit research organizations to fund scientific research and fellowship grants that may further our research programs. During the eleven-months ended November 30, 2002, several grants were terminated. At November 30, 2002, we had no non-binding commitments to pay research or fellowship grants. Grant expense for the eleven-months ended November 30, 2002 was approximately $351,000, and is included in research and development expenses on the consolidated statement of operations.

Debt and Capital Leases

As of June 30, 2002, we were not in compliance with one of our debt covenants under our Master Note and Security Agreement secured by certain items of our lab equipment and computer software. An event of default had occurred because we had not maintained the required minimum balance of cash or equivalents. During the three months ended September 30, 2002, we executed a modification of the lease providing the leaseholder a security interest in the property and equipment and accounts of the Company and in return, the leaseholder waived its rights to any remedies or actions due to the default. As a result of the waiver of the default, we have classified all of the amounts not due in one year as a non-current liability, “Capital lease obligations, net of current portion”, in our condensed consolidated balance sheet as of November 30, 2002.

Other

On September 30, 2002, the Company entered into a co-development and license agreement with GPC Biotech AG for the development and commercialization of our lead drug candidate, satraplatin. Under the agreement, we became obligated to maintain certain contractual obligations related to an underlying license agreement for satraplatin.

10. Stockholders’ Equity

Common Stock and Warrant Transactions

On March 12 and March 20, 2002, we sold an aggregate of 124,000 shares of our common stock under our shelf registration statement at a negotiated purchase price of $50.00 per share resulting in $6.2 million of gross cash proceeds. The investors also received warrants to purchase up to 31,000 shares of our common stock at an exercise price of $68.75 per share. Under a preexisting agreement with a placement agent, a five-year warrant became exercisable with respect to 267 shares of our common stock at an exercise price of $50.00 per share. We also issued to two other placement agents five-year warrants to purchase up to a total of 800 shares of our common stock at an exercise price of $68.75 per share. The fair value of these warrants was estimated to be $24,800 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 75.4% risk free interest rate of 5.0%; and an expected life of five years. Offering costs, including cash commissions paid to placement agents of these transactions, were approximately $360,000.

On June 5, 2002, we sold 32,000 shares of our common stock under our shelf registration statement at a negotiated purchase price of $8.75 per share for gross cash proceeds of $280,000. The investor also received a warrant to purchase up to 8,000 shares of our common stock at an exercise price of $11.25 per share. The fair value of the warrant was estimated to be $56,000 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 119.8%; risk free interest rate of 5.0%; and an expected life of five years. Two placement agents received warrants to purchase up to a total of 112 shares of our common stock at an exercise price of $11.25 per share. The fair value of these warrants was estimated to be $784 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 119.8%; risk free interest rate of 5.0%; and an expected life of five years. Offering costs including cash commissions paid to placement agents of this transaction were approximately $16,800.

On June 7, 2002, we sold approximately 237,000 shares of our common stock under our shelf registration statement at a negotiated purchase price of $5.8125 per share for gross cash proceeds of approximately $1.4 million. The investors also received warrants to purchase up to 23,742 shares of our common stock at an exercise price of $6.875 per share. The fair value of the warrant was estimated to be $130,581 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 119.8%; risk free interest rate of 5.0%; and an expected life of five years. Two placement agents received warrants to purchase up to a total of 180 shares of our common stock at an exercise price of $6.875 per share. The fair value of the warrant was estimated to be $990 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 119.8%; risk free interest rate of 5.0%; and an expected life of five years. Offering costs including cash commissions paid to placement agents of this transaction were approximately $27,000. In order to comply with Nasdaq rules, we partially rescinded the June 7 transaction, repurchasing 16,000 shares of common stock at $5.8125 per share on July 25, 2002, and warrants to purchase 16,000 shares of common stock at $3.125 per share on July 31, 2002, for a total cost to us of $143,000. In addition, the remaining warrants have been amended so that they may not be exercised before December 8, 2002.

On July 8, 2002, we sold 258,824 shares of our common stock under our shelf registration statement at a negotiated purchase price of $4.25 per share for gross cash proceeds of approximately $1.1 million. The placement agents received warrants to purchase up to a total of 120 shares of our common stock at an exercise price of $7.50 per share. The fair value of the warrants was estimated to be $360 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 119.8%; risk free interest rate of 5.0%; and an expected life of five years. Offering costs including cash commissions paid to placement agents of this transaction were approximately $84,000.

On September 5, 2002, our stockholders approved an amendment to our certificate of incorporation to effect a 25-for-1 reverse split of our outstanding common stock. The reverse split became effective on September 6, 2002. All share and per share amounts have been adjusted to affect for the 25-for-1 reverse stock split.

In October and November 2002, we issued 356,926 shares of our common stock at a negotiated purchase price of $1.76 per share and warrants to purchase up to 161,460 shares of our common stock at an exercise price of $0.25 per share for settlement of trade payables of approximately $872,000.

On November 20, 2002, we sold 319,000 shares of our common stock under our shelf registration statement at a negotiated purchase price of $2.00 per share for gross cash proceeds of approximately $638,000. The investors also received warrants to purchase up to 73,370 shares of our common stock at an exercise price of $3.00 per share. The fair value of the warrants were estimated to be $126,000 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 137.5%; risk free interest rate of 5.0%; and an expected life of five years. Offering costs including cash commissions paid to a placement agent of this transaction were approximately $27,000.

Comprehensive Loss

During the two-months and eleven-months ended November 30, 2002, comprehensive loss was $1,359,000 and $15,244,000, respectively. At November 30, 2002, accumulated other comprehensive income of $4,622 consisted of unrealized losses and gains on our marketable securities and short-term investments that are held as available-for-sale.

11. Equity Compensation

Below is a summary of Spectrum stock option activity during the eleven-month period ended November 30, 2002:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2001	116,679	$168.50
Granted	500,390	$9.48
Forfeited	(14,138)	$134.14

Outstanding at November 30, 2002	602,931	$37.29

Exercisable at November 30, 2002	281,970	$69.18

Included in the granted options are options to purchase an aggregate of 314,000 shares at an exercise price of $1.0555 per share granted to employees on September 25, 2002 and options to purchase an aggregate of 60,000 shares at an exercise price of $1.00 per share granted to consultants on September 27, 2002. These grants were made subject to stockholder approval of an increase in the number of shares subject to our 1997 Stock Incentive Plan. Upon stockholder approval, the options will be considered granted for accounting purposes and therefore may result in the recognition of deferred compensation, which would be amortized over the term of the options. Also included in granted options are options to purchase an aggregate of 59,400 shares at an exercise price of $4.75 per share granted to members of our Board of Directors, options to purchase an aggregate of 3,200 shares at an exercise price of $4.00 per share granted to a key employee, options to purchase an aggregate of 11,150 shares at an exercise price of $9.75 per share granted to certain key employees and options to purchase an aggregate of 52,640 shares at an exercise price of $75.00 per share to certain key employees, which were awarded in 2001 subject to stockholder approval, but considered granted in 2002 upon approval of an increase in the size of the plan at our June 2002 stockholder meeting. We determined the exercise prices of these options based on the fair market value on the date of grant, except for the grant of 52,640 options, which we based on a 15% discount from the fair market value on the date of grant. An increase in the number of shares subject to our 1997 Stock Incentive Plan was approved on June 17, 2002, by a vote of our stockholders. An additional increase in the number of shares subject to our 1997 Stock Incentive Plan will be proposed at the next stockholder meeting in June of 2003.

We granted 54,080 stock options to employees in 2000 with exercise prices less than the fair market value of our common stock at the measurement date. The intrinsic value of the option grants amounting to $959,850 was recorded as deferred compensation and is being amortized to expense over the vesting period, in accordance with APB Opinion No. 25. During the eleven-month periods ended November 30, 2002, we recorded compensation expense of $116,000 as a result of such amortization.

NeoGene

Below is a summary of NeoGene stock option activity during the eleven-months ended November 30, 2002:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2001	137,654	$1.25
Forfeited	(137,654)	$1.25

Outstanding at November 30, 2002	0	$0.00

Exercisable at November 30, 2002	0	$0.00

We issued 140,654 stock options of our majority owned subsidiary NeoGene to our employees in 2001 with exercise prices less than the fair market value of NeoGene’s common stock at the measurement date. The intrinsic value of the option grants amounting to $2,391,118 was recorded as deferred compensation and is being amortized to expense over the vesting period, in accordance with APB Opinion No. 25. During the eleven-month period ended November 30, 2002, five employees of NeoGene voluntarily and without any consideration, agreed to cancel their NeoGene stock options resulting in the reversal of $1,009,000 of deferred compensation and resulted in reduced amortization expense. As of November 30, 2002, there was no deferred compensation or stock options outstanding for NeoGene.

During the eleven-month periods ended November 30, 2002, we recorded compensation expense of $264,000, as a result of amortization prior to the cancellation of these options.

12. Notes Receivable from Directors and Officers

On June 6, 2002, the Board of Directors approved an amendment and restatement of all of the note receivables from officers and directors. The original interest rates that were between 7% and 9% were all changed to 4.5% and the maturity dates were extended to June 6, 2004. The notes remain secured by a pledge of the common stock purchased with the loan proceeds. These notes are classified in our balance sheet as an offset to stockholders’ equity.

In connection with the retirement of Dr. Alvin J. Glasky and Samuel Gulko, the Company relieved Dr. Glasky of his obligation to repay a loan in the amount of approximately $390,000 in principal and accrued interest in lieu of the payment of additional contractually obligated severance benefits and Mr. Gulko repaid a loan from the Company in the amount of $75,000 of principal and accrued interest.

13. Segment Information

During the eleven-month period ended November 30, 2002, we shifted our strategic focus from discovery and development of neurology drugs to the in-licensing of oncology drug candidates and the further development of and strategic alliances for these drug candidates and the discovery of neurology drugs and out-licensing these drug candidates and the functional genomics technology to strategic partners. As a result of these strategic changes, the Company began to operate as one reporting segment in the third quarter of 2002.

14. Loss Per Share

Basic and diluted loss per share for the two-months and eleven-months ended November 30, 2002 are computed using the weighted average common shares outstanding during the periods, respectively.

15. Litigation

We are not aware of any litigation matters pending or threatened as of November 30, 2002 that will materially affect our condensed consolidated financial statements. We are sometimes involved in matters of litigation that we consider ordinary routine litigation incidental to our business. Our policy is to accrue during a period, as a charge to operations, amounts related to legal matters if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, as required by SFAS No. 5, Accounting for Contingencies.

16. Income Taxes

We did not provide any current or deferred federal or state income tax provision or benefit for the period presented because we have experienced operating losses since our inception. A valuation allowance has been recognized to fully offset the net deferred tax assets as of November 30, 2002 as realization of such assets is uncertain.

17. Subsequent Events

On December 2, 2002, we sold 150,000 shares of our common stock under our shelf registration statement at a negotiated purchase price of $2.00 per share for gross cash proceeds of $300,000. The investors also received warrants to purchase up to 34,500 shares of our common stock at an exercise price of $3.00 per share. The fair value of the warrants were estimated to be $59,000 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 137.5%; risk free interest rate of 5.0%; and an expected life of five years. There was no material offering costs associated with the completion of this offering.

On December 13, 2002, we sold 285,000 shares of our common stock under our shelf registration statement at a negotiated purchase price of $2.10 per share for gross cash proceeds of $557,000. The investors also received warrants to purchase up to 65,550 shares of our common stock at an exercise price of $3.10 per share. The fair value of the warrants were estimated to be $118,000 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 137.5%; risk free interest rate of 5.0%; and an expected life of five years. Offering costs including cash commissions paid to the placement agent of this transaction was approximately $42,000.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

These financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations have been filed in this Form 8-K to satisfy a requirement of Nasdaq for continued listing on the Nasdaq SmallCap Market. The results for the two-month and eleven-month periods ended November 30, 2002 are not necessarily indicative of the results that may be expected for the quarter and year ended December 31, 2002. In addition, comparable prior year results have not been reported and are not available.

Results of Operations

For the eleven months ended November 30, 2002, we incurred a net loss of approximately $15.2 million. We expect that our operating expenses exclusive of drug development costs will continue to decrease in the immediate future due to the shift in our strategic focus and the reduction of the operations during the five months ended November 30, 2002. If we are able to raise sufficient additional funds, further development of our in-licensed anti-cancer drug candidates will likely cause our operational expenses to increase over the next several years. We expect to incur significant additional operating losses for at least the next several years unless such operating losses are offset, if at all, by licensing revenues under our agreement with GPC Biotech AG and strategic alliances with larger pharmaceutical companies that we are currently seeking. During the three months ended September 30, 2002, our functional genomics operations were reduced, restructured and merged with the pharmaceutical business, and we currently operate as one segment. The following is unaudited financial information for the two and eleven months ended November 30, 2002:

	Two-Months Ended November 30, 2002	Eleven-Months Ended November 30, 2002
Revenues	5,556	2,224,863
Research and development.	1,039,323	12,477,233
General and administrative	237,314	3,586,326
Restructuring expenses	—	1,381,088
Other (Expense) Income, net	(91,510)	58,501

Results of Operations for the Two-Month Period Ended November 30, 2002

Revenue for the two-month period ended November 30, 2002 resulted from the technology out-licensing agreements with Pfizer entered into during the second and fourth quarters of 2001. In 2001, we entered into strategic alliances with Pfizer for investigating potential drug targets. In accordance with our revenue recognition policy the initial net payment will be recognized as revenue over a three-year period from the date of inception of the respective agreement as we have outstanding commitments under the agreement, whereas substantive milestone net payments will be recognized as revenue upon receipt. The two Pfizer agreements will remain in effect, if we are successful in our negotiations with UCI to extend the rights to the receptors underlying the two Pfizer agreements, following the reduction of operations at our NeoGene subsidiary.

Research and development expenses for the two-month period ended November 30, 2002 principally reflect expenses associated with formulation and other drug product costs for the Company’s oncology drugs and expenses associated with the Company’s clinical trials in the treatment of patients with neuropathy and bladder cancer. In addition, the research and development expenses include expenses related to the development of its neurology drug candidates.

General and administrative expenses for the two-month period ended November 30, 2002 principally reflect costs associated with the Company’s corporate headquarters and its NeoGene facility. In addition, general and administrative expenses for the period include personnel costs for its executive officers, accounting and administrative staff.

Other expenses for the two-month period ended November 30, 2002 primarily reflect losses on the sale of laboratory equipment. The Company has opted to sell a portion of its laboratory equipment that is not being utilized as a result of the change in the strategic focus of the Company. These losses were partially offset by interest income from the Company’s investing activities.

Results of Operations for the Eleven-Month Period Ended November 30, 2002

Revenue for the eleven-month period ended November 30, 2002 resulted from the recognition of the first licensing fee of $2 million from the co-development and licensing agreement with GPC Biotech AG and the technology out-licensing agreements with Pfizer entered into during the second and fourth quarter of 2001. We received initial payments of $300,000 aggregate cash proceeds from entering into these agreements. Additionally, during the three-month period ended June 30, 2002, we received the first milestone payment of $250,000 from Pfizer under our March 15, 2001 technology out-license agreement with them. This milestone payment became due at the time Pfizer formally approved the funding and implementation of a research program with respect to a pharmaceutical lead based on our technology that we licensed to Pfizer. Under these agreements, we entered into strategic alliances with Pfizer for investigating potential drug targets. We are obligated to pay UCI 25% of all payments received under these agreements. In accordance with our revenue recognition policy the initial payments, less amounts owed to UCI, will be recognized as revenue over a three-year period from the date of inception of the respective agreement, whereas substantive milestone payments, if any, will be recognized as revenue upon receipt, less amounts owed to UCI.

Research and development expenses for the eleven-month period ended November 30, 2002 primarily include costs related to our clinical trial for Neotrofin in the treatment of patients with Alzheimer’s disease that ended in April 2002. Subsequent to the completion of the trial in April 2002, expenses were reduced in outside clinical research site costs, product manufacturing costs and salary and related benefit costs due to a decrease in research and development personnel following the completion of the trial. The Company also incurred costs related to our clinical trials for Neotrofin in the treatment of patients with Parkinson’s disease, spinal cord injuries and neuropathy. The clinical trials for the treatment of Parkinson’s disease and spinal cord injuries were completed in June and August of 2002, respectively. The clinical trial for the treatment of neuropathy was completed during the fourth quarter of 2002. In addition, as a result of a restructuring, all research activities related to Neotrofin and functional genomics were eliminated and our neurology pre-clinical research was reduced during the three months ended September 30, 2002. However prior to the third quarter, expenses associated with these areas were significant. During the eleven months ended November 30, 2002, the Company incurred an increase in general business expenses related to the development of our oncology related drug candidates as well as an increase in occupancy and facility costs due to the building sub-lease entered into in November 2001, a charge of $103,000 for personnel severance related expenses in the six month period ended June 30, 2002. Also during the period, the Company completed a clinical trial for Neoquin in the treatment of patients with superficial bladder cancer.

General and administrative expenses for the eleven-month period ended November 30, 2002 principally reflect costs associated with the Company’s corporate headquarters and its NeoGene facility. In addition, general and administrative expenses for the period include personnel costs for its executive officers, accounting and administrative staff. General and administrative expenses have increased in 2002 as a result of an increase in depreciation expense due to the acquisition of equipment during the fourth quarter of 2001 and the first six months of 2002, a charge of $77,000 related to personnel severance related expenses and an increase in corporate business expenses related to the development of our oncology related drug candidates.

Restructuring expenses were incurred during the eleven-month period ended November 30, 2002 as a result of a shift in our strategic focus from discovery and development of neurology drugs to the in-licensing of oncology drug candidates and the further development of and strategic alliances for these drug candidates, the discovery of neurology drugs and out-licensing of these drug candidates to strategic partners. As a result of these changes, we laid off 21 employees, two senior executives retired and we incurred significant administrative and legal expenses. The restructuring charge includes legal fees in the amount of $231,000, a loss on the exchange of assets for certain payables to the University of California, Irvine in the amount of $231,000, retirement benefits offset against a loan to Dr. Glasky, the Company’s former CEO and current board member, in the amount of $390,000, $114,000 in severance benefits to Dr. Glasky, $200,000 in severance benefits to Samuel Gulko, the Company’s former Chief Financial Officer, board of directors fees of $71,000 for special meetings related to the restructuring and personnel severance related expenses of $59,000.

Other income for the eleven-month period ended November 30, 2002 primarily reflect interest income from the Company’s investing activities offset by an impairment charge on a marketable security investment that we determined to be other than temporary of approximately $51,000, losses on the sale of laboratory equipment no longer utilized by the Company and a receipt of a $250,000 exclusivity payment from a party negotiating a potential corporate transaction with the Company. During the period, the exclusivity period expired and the Company is no longer in discussions with the party.

Subsequent Events Affecting Future Results

On December 2, 2002, we sold 150,000 shares of our common stock under our shelf registration statement at a negotiated purchase price of $2.00 per share for gross cash proceeds of $300,000. The investors also received warrants to purchase up to 34,500 shares of our common stock at an exercise price of $3.00 per share. The fair value of the warrants were estimated to be $59,000 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 137.5%; risk free interest rate of 5.0%; and an expected life of five years. There was no material offering costs associated with the completion of this offering.

On December 13, 2002, we sold 285,000 shares of our common stock under our shelf registration statement at a negotiated purchase price of $2.10 per share for gross cash proceeds of $557,000. The investors also received warrants to purchase up to 65,550 shares of our common stock at an exercise price of $3.10 per share. The fair value of the warrants were estimated to be $118,000 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 137.5%; risk free interest rate of 5.0%; and an expected life of five years. Offering costs including cash commissions paid to the placement agent of this transaction was approximately $42,000.

Financial Condition

From inception through November 30, 2002, we financed our operations primarily through sales of securities, borrowings, grants, deferred payment of salaries and other expenses from related parties and payments received from technology out-license agreements.

At November 30, 2002, we had a net working capital deficiency of approximately $600,000. Our working capital included cash and cash equivalents of approximately $1.2 million and marketable securities and short-term investments of approximately $66,000. In comparison, at December 31, 2001, we had positive net working capital of approximately $2.8 million, which included cash and cash equivalents of approximately $0.75 million and short-term investments of approximately $6.4 million. The $3.4 million decrease in net working capital during the eleven-month period ended November 30, 2002 is attributable primarily to the loss of approximately $15.2 million, less non-cash compensation and other items of approximately $2.8 million. Additionally, we used $0.7 million to pay capital lease obligations and other items. These uses of working capital were offset by net cash proceeds of approximately $9.1 million from the sale of shares of our common stock.

We devote substantially all of our efforts to research and development. We incurred net losses of approximately $15.2 million for the eleven months ended November 30, 2002, and expect to incur substantial losses over the next several years. We have historically funded our operations with funds from public offerings and private placement equity offerings. We will require substantial additional funds by June 2003, or sooner, in order to continue and complete the research and development activities currently contemplated and to commercialize our proposed products. Our future capital requirements and availability of capital will depend upon many factors, including continued scientific progress in research and development programs, the scope and results of pre-clinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost involved in filing, prosecuting and enforcing patent claims, the effect of competing technological developments, the cost of manufacturing scale-up, the cost of commercialization activities, and other factors which may not be within our control.